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Corporate Affairs One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	Exhibit 99.1

                                       May 4, 2011

PG&E CORPORATION REPORTS FIRST QUARTER PERFORMANCE; ADJUSTS OUTLOOK FOR FULL-YEAR 2011 RESULTS; FORGOES DIVIDEND INCREASE IN 2011

(SAN FRANCISCO) – PG&E Corporation (NYSE: PCG) today reported that its first quarter 2011 financial results were adversely affected by expenses that its utility subsidiary, Pacific Gas and Electric Company, incurred to improve the safety of its natural gas transmission pipeline system and respond to numerous severe winter storms, the timing effects of key regulatory decisions, and several other items. The company also indicated that the utility expects to incur higher costs in connection with the increased scope of gas pipeline safety-related work going forward.  The cumulative effect of these impacts, both in the quarter and for the year, is significant enough that PG&E Corporation is revising its previously issued guidance for 2011 and has decided not to increase its common stock dividend in 2011.

GAAP Earnings

Net income after dividends on preferred stock (also called “income available for common shareholders”) was $199 million, or $0.50 per share, for the quarter, as reported in accordance with generally accepted accounting principles (GAAP).  This compares to $258 million, or $0.67 per share, for the same period in 2010.

GAAP results for the first quarter reflect incurred costs of $51 million on a pre-tax basis, or $0.08 per share, associated with pipeline safety-related actions the utility is taking following the San Bruno accident.  In the first quarter, the utility undertook an unprecedented initiative to collect, scan, and review approximately 1.3 million documents to locate gas pipeline pressure testing records covering decades of operations.  PG&E is drawing on this information as it implements an aggressive and expanded action plan, now under way, to do engineering analysis and conduct increased testing and other field work on certain pipelines.

Since the San Bruno accident, the utility has incurred a total cost of $114 million on a pre-tax basis associated with gas pipeline safety-related actions, in addition to a $220 million provision that was taken for estimated third-party liabilities associated with the accident.

Earnings from Operations

PG&E Corporation’s quarterly earnings from operations – a non-GAAP measure that excludes the $51 million of costs incurred for the gas pipeline safety-related work – also declined relative to last year. Earnings from operations were $230 million, or $0.58 per share, for the first quarter 2011, compared with $303 million, or $0.79 per share, for the same period in 2010.

Several factors account for the decrease. Earnings from operations were impacted by the series of severe winter storms that struck PG&E’s service area in February and March. The company experienced 24 days of significant emergency response activity during the quarter, more than double the number for the first quarter of 2010. The resulting storm-related costs drove a $0.05 per share decline in the quarter-over-quarter comparison.

Also affecting the quarter is the timing impact related to the utility’s 2011 General Rate Case (GRC) and its Gas Transmission and Storage (GT&S) rate case. With settlement agreements in both cases pending before the California Public Utilities Commission (CPUC) at the end of the quarter, the company has not yet recorded revenues to cover certain normal increases in yearly operating expenses associated with such factors as inflation and customer growth.  This impacted the quarter-over-quarter comparison by a negative $0.07 per share.  The revenue changes will be retroactive to January 1, 2011, and will be recorded upon final approval by the CPUC.

PG&E also incurred a charge of $0.06 for litigation and regulatory matters unrelated to the San Bruno accident.  Additionally, the quarter reflected a $0.03 per share decline due to the impact of unfavorable market conditions, including lower seasonal spreads on gas storage revenues, and a $0.03 per share decline due to an increase in the number of PG&E Corporation common shares outstanding.

Partially offsetting the negative items for the quarter is a $0.04 per share increase that reflects higher authorized revenues associated with electric transmission investments and certain projects such as the completed Colusa and Humboldt power plants.

“We are disappointed in the results for the quarter,” said PG&E Corporation Senior Vice President and Chief Financial Officer Kent Harvey.  “Given the results in the first quarter and our outlook for the year, we believe it’s necessary to lower guidance for 2011 earnings per share from operations.  In addition, the increased scope of gas pipeline safety-related work we now have planned for the year will further impact our 2011 GAAP earnings.  As a result, we have decided not to increase the common stock dividend during 2011.”

2011 Guidance for Earnings from Operations

PG&E Corporation is reducing previously issued guidance for 2011 earnings from operations (non-GAAP) by approximately 5 percent, to $3.45 to $3.60 per share.  The previous guidance was $3.65 to $3.80 per share. (Guidance for earnings from operations excludes the costs incurred in connection with gas pipeline safety-related work and third-party liabilities related to the San Bruno accident, which are being treated as an item impacting comparability.)

The change in guidance reflects a number of considerations. In addition to the storm costs and other charges taken in the first quarter, unfavorable gas market conditions and higher-than-expected litigation expenses may continue to put downward pressure on earnings during 2011.

Additionally, while the extraordinary gas pipeline safety-related expenses are not included in earnings from operations, they do result in the need for additional equity to maintain the utility’s authorized capital structure.  The corresponding increase in the number of PG&E Corporation common shares outstanding is expected to lower earnings from operations on a per-share basis.

2011 Guidance for GAAP Earnings

PG&E Corporation’s projected 2011 earnings per share on a GAAP basis, which includes the costs incurred in connection with gas pipeline safety-related work and third-party liabilities related to the San Bruno accident, has been updated to $2.37 to $3.08 per share.

It is now estimated that the utility’s costs associated with gas pipeline safety-related work could total between $350 million and $550 million for the year, compared with the prior estimated range of $200 million to $300 million.  Since the last quarter, the scope of the company’s anticipated gas pipeline safety-related work has increased significantly.  Planned work now includes validating gas pipeline data for 1,800 miles of pipe and conducting hydrostatic pressure tests for more than 150 miles of pipe.

The estimated range for third-party liability remains unchanged at $0 to $180 million pre-tax.  This range is in addition to a $220 million provision booked in the third quarter of 2010, based on estimated third-party liability of $220 million to $400 million.  Guidance for 2011 does not reflect insurance recoveries, the majority of which may not be received until after 2011.

  Guidance is based on various assumptions, including those discussed above, the approval of the settlement reached in the utility’s GRC, and capital spending consistent with the GRC settlement and other regulatory decisions.

 PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations.  Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying financial tables for a reconciliation of results and guidance based on earnings from operations to results and guidance based on consolidated net income in accordance with GAAP).

Supplemental Financial Information:

In addition to the financial information accompanying this release, an expanded package of supplemental financial and operational information will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation’s website (www.pgecorp.com).

Conference Call with the Financial Community to Discuss Financial Results:

Today’s call at 11 a.m., Eastern Time, is open to the public on a listen-only basis via webcast.  Please visit www.pgecorp.com for more information and instructions for accessing the webcast.  The call will be archived on the website.  Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 8:00 p.m., Eastern Time, May 18, 2011, by dialing 866-415-9493. International callers may dial 585-419-6446. For both domestic and international callers, the confirmation code 1353 will be required to access the replay.

This press release and tables contain forward-looking statements regarding management’s estimate of the potential costs associated with the increased scope of gas pipeline safety-related work and guidance for PG&E Corporation’s 2011 earnings per share from operations that are based on current expectations and various assumptions that management believes are reasonable. These statements and assumptions are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management’s control. Actual results may differ materially. Factors that could cause actual results to differ materially include:

•	the Utility’s ability to efficiently manage capital expenditures and its operating and maintenance expenses within authorized levels and timely recover its costs through rates;

•
the outcome of pending and future regulatory, legislative, or other proceedings or investigations, including the investigations by the NTSB and the CPUC into the cause of the San Bruno accident and the safety of the Utility’s natural gas transmission pipelines in its northern and central California service territory, the CPUC investigation of the Rancho Cordova accident, whether the Utility incurs civil or criminal penalties as a result of these proceedings, whether the Utility is required to incur additional costs for third-party liability claims or to comply with regulatory or legislative mandates that the Utility is unable to recover through rates or insurance, and whether the Utility incurs third-party liabilities or other costs in connection with service disruptions that may occur as the Utility complies with regulatory orders to decrease pressure in its natural gas transmission system;

•
reputational harm that PG&E Corporation and the Utility may suffer depending on the outcome of the various investigations, including those by the NTSB and the CPUC, the outcome of civil litigation, and the extent to which civil or criminal proceedings may be pursued by regulatory or governmental agencies;

•
the adequacy and price of electricity and natural gas supplies, the extent to which the Utility can manage and respond to the volatility of electricity and natural gas prices, and the ability of the Utility and its counterparties to post or return collateral;

•
explosions, fires, accidents, mechanical breakdowns, the disruption of information technology and systems, human errors, and similar events that may occur while operating and maintaining an electric and natural gas system in a large service territory with varying geographic conditions that can cause unplanned outages, reduce generating output, damage the Utility’s assets or operations, subject the Utility to third-party claims for property damage  or personal injury, or result in the imposition of civil, criminal, or regulatory fines or penalties on the Utility;

•
the impact of storms, earthquakes, floods, drought, wildfires, disease, and similar natural disasters, or acts of terrorism or vandalism, that affect customer demand or that damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies;

•	the potential impacts of climate change on the Utility’s electricity and natural gas businesses;

•
changes in customer demand for electricity (“load”) and natural gas resulting from unanticipated population growth or decline, general economic and financial market conditions, changes in technology that include the development of alternative technologies that enable customers to increase their reliance on self-generation, or other reasons;

•
the occurrence of unplanned outages at the Utility’s two nuclear generating units at Diablo Canyon Power Plant (“Diablo Canyon”), the availability of nuclear fuel, the outcome of seismic studies the Utility is conducting in the area near Diablo Canyon that could affect the Utility’s ability to operate Diablo Canyon or renew the operating licenses for Diablo Canyon, and and the ability of the Utility to procure replacement electricity if nuclear generation from Diablo Canyon were unavailable;

•
the impact that the recent earthquake and tsunami in Japan may have on the Utility’s ability to continue its nuclear operations at Diablo Canyon or to renew the operating licenses for Diablo Canyon as a result of new legislation that may be adopted, or new orders or regulations that may be issued by the NRC or environmental agencies with respect to the operations, decommissioning, storage of spent nuclear fuel, security, safety, cooling water intake, or other matters associated with the operations at Diablo Canyon;

•
whether the Utility earns incentive revenues or incurs obligations under incentive ratemaking mechanisms, such as the CPUC’s incentive ratemaking mechanism relating to energy savings achieved through implementation of the utilities’ customer energy efficiency programs;

•	the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies;

•
whether the Utility can successfully complete its program to install advanced meters for its electric and natural gas customers, allay customer concerns about the new metering technology, and integrate the new meters with its customer billing and other systems while also implementing the system design changes necessary to accommodate retail electric rates based on dynamic pricing (i.e., electric rates that can vary with the customer’s time of use and are more closely aligned with wholesale electricity prices);

•
how the CPUC interprets and enforces the financial and other conditions imposed on PG&E Corporation when it became the Utility’s holding company and the extent to which the interpretation or enforcement of these conditions has a material impact on PG&E Corporation;

•	the extent to which PG&E Corporation or the Utility incurs costs in connection with third-party claims or litigation that are not recoverable through insurance, rates, or from other third parties;

•	the ability of PG&E Corporation, the Utility, and counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms;

•
the impact of environmental laws and regulations addressing the reduction of carbon dioxide and other greenhouse gases, water, the remediation of hazardous waste, and other matters, and whether the Utility is able to recover the costs of compliance with such laws, including the cost of emission allowances and offsets that the Utility may incur under federal or state cap and trade regulations;

•
the loss of customers due to various forms of bypass and competition, including municipalization of the Utility’s electric distribution facilities, increasing levels of “direct access” by which consumers procure electricity from alternative energy providers, and implementation of “community choice aggregation,” which permits cities and counties to purchase and sell electricity for their local residents and businesses;

•
the outcome of federal or state tax audits and the impact of changes in federal or state tax laws, policies, or regulations, such as The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010; and

•	other factors and risks discussed in PG&E Corporation and the Utility’s 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
Operating Revenues
Electric	$2,617	$2,510
Natural gas	980	965
Total operating revenues	3,597	3,475
Operating Expenses
Cost of electricity	888	920
Cost of natural gas	508	495
Operating and maintenance	1,226	991
Depreciation, amortization, and decommissioning	491	451
Total operating expenses	3,113	2,857
Operating Income	484	618
Interest income	2	2
Interest expense	(177)	(168)
Other income (expense), net	17	(6)
Income Before Income Taxes	326	446
Income tax provision	124	185
Net Income	202	261
Preferred stock dividend requirement of subsidiary	3	3
Income Available for Common Shareholders	$199	$258
Weighted Average Common Shares Outstanding, Basic	396	371
Weighted Average Common Shares Outstanding, Diluted	397	389
Net Earnings Per Common Share, Basic	$0.50	$0.69
Net Earnings Per Common Share, Diluted	$0.50	$0.67
Dividends Declared Per Common Share	$0.46	$0.46

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
First Quarter, 2011 vs. 2010
(in millions, except per share amounts)

	Three months ended March 31,
	Earnings		Earnings per Common Share (Diluted)
	2011	2010	2011	2010

PG&E Corporation Earnings from Operations (1)	$230	$303	$0.58	$0.79
Items Impacting Comparability: (2)
Natural gas pipeline matters (3)	(31)	-	(0.08)	-
Statewide ballot initiative (4)	-	(25)	-	(0.07)
Federal healthcare law (5)	-	(20)	-	(0.05)
PG&E Corporation Earnings on a GAAP basis	$199	$258	$0.50	$0.67

1.	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

2.	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

3.
During the three months ended March 31, 2011, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (Utility) incurred costs of $31 million, after-tax, to comply with California Public Utilities Commission (“CPUC”) orders and National Transportation Safety Board (“NTSB”) recommendations that have been issued in connection with investigations related to the San Bruno accident.  These costs are primarily associated with an extensive review of the Utility's pipeline records, as well as other activities associated with the accident and ongoing investigations.

4.	During the three months ended March 31, 2010, the Utility contributed $25 million to support Proposition 16 - The Taxpayers Right to Vote Act.

5.	During the three months ended March 31, 2010, the Utility recorded a charge of $20 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Income Available for Common Stock in Accordance with GAAP
First Quarter, 2011 vs. 2010
(in millions)

	Three months ended March 31,

	Earnings
	2011	2010

Pacific Gas and Electric Company Earnings from Operations (1)	$229	$306
Items Impacting Comparability: (2)
Natural gas pipeline matters (3)	(31)	-
Statewide ballot initiative (4)	-	(25)
Federal healthcare law (5)	-	(20)
Pacific Gas and Electric Company Earnings on a GAAP basis	$198	$261

1.	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

2.	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Stock as reported in accordance with GAAP.

3.
During the three months ended March 31, 2011, the Utility incurred costs of $31 million, after-tax, to comply with CPUC orders and NTSB recommendations that have been issued in connection with investigations related to the San Bruno accident. These costs are primarily associated with an extensive review of the Utility's pipeline records, as well as other activities associated with the accident and ongoing investigations.

4.	During the three months ended March 31, 2010, the Utility contributed $25 million to support Proposition 16 - The Taxpayers Right to Vote Act.

5.	During the three months ended March 31, 2010, the Utility recorded a charge of $20 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

Key Drivers of PG&E Corporation Earnings per Common Share from Operations
First Quarter, 2011 vs. 2010
($/Share, Diluted)

Q1 2010 EPS from Operations (1)	$0.79

Increase in rate base earnings	0.04

Timing of 2011 GRC and GT&S expense recovery	(0.07)
Storm and outage expenses	(0.05)
Litigation and regulatory matters	(0.06)
Gas transmission revenues	(0.03)
Environmental liability	(0.01)
Increase in shares outstanding	(0.03)
Q1 2011 EPS from Operations (1)	$0.58

1.	See the preceding tables for a reconciliation of EPS from operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2011 EPS Guidance	Low	High
EPS Guidance on an Earnings from Operations Basis	$3.45	$3.60

Estimated Items Impacting Comparability (1)
Natural Gas Pipeline Matters (2)	(1.08)	(0.52)

Estimated EPS on a GAAP Basis	$2.37	$3.08

1.	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.
2.
The estimate includes costs of $350 million to $550 million associated with the increased scope of work the Utility expects to undertake on its gas transmission system.  It also includes third-party claims of up to $180 million in addition to the provision of $220 million recorded in 2010.

Management's guidance for PG&E Corporation’s 2011 EPS from operations constitute forward-looking statements that are based on current expectations and assumptions that management believes are reasonable. These statements and assumptions are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management’s control. For a discussion of the factors that could cause actual results to differ materially see the factors listed in the attached press release and the discussion of risk factors in PG&E Corporation’s and Pacific Gas and Electric Company’s 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.